EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company's subsidiaries as of Aug. 31, 2017, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).

American Seeds, LLC (Delaware)
Beeologics Inc. (British Virgin Islands)
Channel Bio, LLC (Delaware)
Certificadoes de Recebiveis do Agronegocio (Brazil)
Mahyco Monsanto Biotech (India) Private Limited (India)
Monsanto Ag Cooperatief U.A. (Netherlands)
Monsanto Argentina SRL (Argentina)
Monsanto Canada, Inc. (Canada)
Monsanto Chile S.A. (Chile)
Monsanto Comercial, S de RL de CV (Mexico)
Monsanto do Brasil Ltda. (Brazil)
Monsanto Europe S.A./N.V. (Belgium)
Monsanto Great Lakes Production Co., LLC (Delaware)
Monsanto Holland BV (Netherlands)
Monsanto Hungaria Kft. (Hungary)
Monsanto Illinois Production Co., LLC (Delaware)
Monsanto India Limited (India)
Monsanto International S.A.R.L (Switzerland)
Monsanto Iowa Production Co., LLC (Delaware)
Monsanto NL BV (Netherlands)
Monsanto Production Supply LLC (Delaware)
Monsanto Romania SRL (Romania)
Monsanto S.A.S. (France)
Monsanto Seeds LLC (Ukraine)
Monsanto South Africa (Proprietary) Limited (South Africa)
Monsanto Southern Production Co., LLC (Delaware)
Monsanto Technology, LLC (Delaware)
Monsanto Treasury Services SARL (Luxembourg)
Monsanto Ukraine LLC (Ukraine)
Monsanto Vegetable IP Holding C.V. (Netherlands)
Monsanto Venezuela, C.A. (Venezuela)
Monsanto Western Production Co., LLC (Delaware)
Monsoy Ltda. (Brazil)
P4 Production, L.L.C. (Delaware)
Precision Planting LLC (Delaware)
Row Crop Technology International LLC (Delaware)
Semillas y Agroproductos Monsanto, S de RL de CV (Mexico)
Seminis Technology LLC (Delaware)
Seminis Vegetable Seeds, Inc. (California)
The Climate Corporation (Delaware)